                         PROSPECTUS AND FINANCIAL PRIVACY NOTICE   MARCH 9, 2001


   PRUDENTIAL
   UTILITY FUND

     FUND TYPE Stock

     OBJECTIVE Total return through capital appreciation and current income BUILD ON THE ROCK

As with all mutual funds, the Securities and Exchange Commission has not approved or disapproved the Fund's shares nor has the SEC determined that this prospectus is complete or accurate. It is a criminal offense to state otherwise.

                                                               [PRUDENTIAL LOGO]

TABLE OF CONTENTS
-------------------------------------


1       RISK/RETURN SUMMARY
1       Investment Objective and Principal Strategies
1       Principal Risks
3       Evaluating Performance
4       Fees and Expenses

6       HOW THE FUND INVESTS
6       Investment Objective and Policies
7       Other Investments and Strategies
10      Investment Risks

13      HOW THE FUND IS MANAGED
13      Board of Directors
13      Manager
13      Investment Adviser
14      Portfolio Managers
14      Distributor

15      FUND DISTRIBUTIONS AND TAX ISSUES
15      Distributions
16      Tax Issues
17      If You Sell or Exchange Your Shares

19      HOW TO BUY, SELL AND EXCHANGE SHARES OF THE FUND
19      How to Buy Shares
27      How to Sell Your Shares
31      How to Exchange Your Shares
32      Telephone Redemptions or Exchanges

34      FINANCIAL HIGHLIGHTS
34      Class A Shares
35      Class B Shares
36      Class C Shares
37      Class Z Shares

38      THE PRUDENTIAL MUTUAL FUND FAMILY

        FOR MORE INFORMATION (Back Cover)


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PRUDENTIAL UTILITY FUND                       [LOGO] (800) 225-1852

RISK/RETURN SUMMARY
-------------------------------------

This section highlights key information about the PRUDENTIAL UTILITY FUND, which we refer to as "the Fund." The Fund is a series of Prudential Sector Funds, Inc. ("the Company"). Additional information follows this summary.

INVESTMENT OBJECTIVE AND PRINCIPAL STRATEGIES
Our investment objective is TOTAL RETURN THROUGH A COMBINATION OF CAPITAL APPRECIATION AND CURRENT INCOME. This means that we seek investments whose price will increase as well as pay the Fund dividends and other income. We normally invest at least 80% of the Fund's total assets in equity-related and investment-grade debt securities of utility companies. These include electric, gas, gas pipeline, telephone, telecommunications, water, cable, airport, seaport and toll road companies. Some of these securities are issued by foreign companies. We may invest more than 5% of the Fund's assets in any one issuer.


    While we make every effort to achieve our objective, we can't guarantee success.


PRINCIPAL RISKS
Although we try to invest wisely, all investments involve risk. The Fund is subject to risks of the utility industry, such as inflation and regulatory changes, because it concentrates its investments in utility securities. Since the Fund is a sector fund, its holdings can vary significantly from broad market indexes and performance of the Fund can deviate from the performance of the indexes. Since we invest in stocks, there is the risk that the price of a particular stock we own could go down, or pay lower-than-expected dividends. In addition to an individual stock losing value, the value of the equity markets or a sector of them could go down. Stock markets are volatile.
    Our investments in investment-grade debt securities involve market risk and credit risk. Market risk, which may affect an industry, a sector or the entire market, is the possibility that the market value of an investment may

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WE'RE VALUE INVESTORS
In deciding which stocks to buy, we use what is known as a value investment style. That is, we invest in stocks that we believe are undervalued, given the company's earnings, assets, cash flow and dividends. We consider selling a security if it has increased to the point where we no longer consider it to be undervalued.
-------------------------------------------------------------------
--------------------------------------------------------------------------------
                                                                               1

RISK/RETURN SUMMARY
------------------------------------------------

move up or down and that its movement may occur quickly or unpredictably. Credit risk is the possibility that an issuer of a debt obligation fails to pay the
Fund interest or principal.
    Since the Fund invests in foreign securities, there are additional risks. Foreign markets are often more volatile than U.S. markets and are generally not subject to regulatory requirements comparable to U.S. issuers. Changes in currency exchange rates can reduce or increase market performance.
    Some of our investment strategies--such as using derivatives--involve above-average risks. The Fund may use risk management techniques to try to preserve assets. We may use hedging techniques to try to enhance return. Derivatives may not fully offset the underlying positions and this could result in losses to the Fund that would not otherwise have occurred.
    As a nondiversified fund, we can invest more than 5% of the Fund's assets in the securities of any one issuer. Investing in a nondiversified fund involves greater risk than investing in a diversified mutual fund because a loss resulting from the decline in value of one security may represent a greater portion of the total assets of a nondiversifed fund.
    Like any mutual fund, an investment in the Fund could lose value, and you could lose money. For more detailed information about the risks associated with the Fund, see "How the Fund Invests--Investment Risks."
    An investment in the Fund is not a bank deposit and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.
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2  PRUDENTIAL UTILITY FUND                                 [LOGO] (800) 225-1852

RISK/RETURN SUMMARY
------------------------------------------------

EVALUATING PERFORMANCE
A number of factors--including risk--can affect how the Fund performs. The following bar chart shows the Fund's performance for each full calendar year of operation for the last 10 years. The bar chart and table below demonstrate the risk of investing in the Fund by showing how returns can change from year to year and by showing how the Fund's average annual returns compare with those of a stock index and a group of similar mutual funds. Past performance does not mean that the Fund will achieve similar results in the future.

ANNUAL RETURNS* (CLASS B SHARES)
-------------------------------------------------------------------

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

1991  19.01%
1992   9.02%
1993  15.34%
1994  -8.51%
1995  24.80%
1996  21.16%
1997  26.80%
1998   7.18%
1999   3.17%
2000  33.91%

BEST QUARTER: 18.81% (3rd quarter of 2000) WORST QUARTER: -6.44% (1st quarter of
1999)

* THESE ANNUAL RETURNS DO NOT INCLUDE SALES CHARGES. IF THE SALES CHARGES WERE INCLUDED, THE ANNUAL RETURNS WOULD BE LOWER THAN THOSE SHOWN.

  AVERAGE ANNUAL RETURNS(1) (AS OF 12-31-00)


                                     1 YR        5 YRS   10 YRS         SINCE INCEPTION
  Class A shares                         33.03%  18.42%  15.25%  13.84% (since 1-22-90)
  Class B shares                         33.91%  18.63%  14.96%  16.78% (since 8-10-81)
  Class C shares                         36.52%  18.49%     N/A   16.96% (since 8-1-94)
  Class Z shares                         40.29%     N/A     N/A   20.21% (since 3-1-96)
  S&P 500(2)                             -9.10%  18.33%  17.44%  N/A(2)
  Lipper Average(3)                       7.15%  15.17%  13.66%  N/A(3)



1 THE FUND'S RETURNS ARE AFTER DEDUCTION OF SALES CHARGES AND EXPENSES. WITHOUT THE DISTRIBUTION AND SERVICE (12b-1) FEE WAIVER FOR CLASS A SHARES, THE RETURNS WOULD HAVE BEEN LOWER.
2 THE STANDARD & POOR'S 500 COMPOSITE STOCK PRICE INDEX (S&P 500)--AN UNMANAGED INDEX OF 500 STOCKS OF LARGE U.S. COMPANIES--GIVES A BROAD LOOK AT HOW STOCK PRICES HAVE PERFORMED. THESE RETURNS DO NOT INCLUDE THE EFFECT OF ANY SALES CHARGES OR OPERATING EXPENSES OF A MUTUAL FUND. THE RETURNS WOULD BE LOWER IF THEY INCLUDED THE EFFECT OF SALES CHARGES AND OPERATING EXPENSES. S&P 500 RETURNS SINCE THE INCEPTION OF EACH CLASS ARE 16.27% FOR CLASS A, 16.22% FOR CLASS B, 20.10% FOR CLASS C AND 17.97% FOR CLASS Z SHARES. SOURCE: LIPPER INC.
3 THE LIPPER AVERAGE IS BASED ON THE AVERAGE RETURN OF ALL MUTUAL FUNDS IN THE LIPPER UTILITY FUNDS CATEGORY AND DOES NOT INCLUDE THE EFFECT OF ANY SALES CHARGES. AGAIN, THESE RETURNS WOULD BE LOWER IF THEY INCLUDED THE EFFECT OF SALES CHARGES. LIPPER RETURNS SINCE THE INCEPTION OF EACH CLASS ARE 12.93% FOR CLASS A, 13.33% FOR CLASS B, 15.74% FOR CLASS C AND 15.57% FOR CLASS Z SHARES. SOURCE: LIPPER INC.

--------------------------------------------------------------------------------
                                                                               3

RISK/RETURN SUMMARY
------------------------------------------------

FEES AND EXPENSES
These tables show the sales charges, fees and expenses that you may pay if you buy and hold shares of each share class of the Fund--Class A, B, C and Z. Each share class has different sales charges--known as loads--and expenses, but represents an investment in the same fund. Class Z shares are available only to a limited group of investors. For more information about which share class may be right for you, see "How to Buy, Sell and Exchange Shares of the Fund."

  SHAREHOLDER FEES(1) (PAID DIRECTLY FROM YOUR INVESTMENT)

                                 CLASS A     CLASS B     CLASS C     CLASS Z
  Maximum sales charge (load)
   imposed on purchases (as a
   percentage of offering
   price)                              5%        None          1%        None
  Maximum deferred sales
   charge (load) (as a
   percentage of the lower of
   original purchase price or
   sale proceeds)                    None       5%(2)       1%(3)        None
  Maximum sales charge (load)
   imposed on reinvested
   dividends and other
   distributions                     None        None        None        None
  Redemption fees                    None        None        None        None
  Exchange fee                       None        None        None        None

  ANNUAL FUND OPERATING EXPENSES (DEDUCTED FROM FUND ASSETS)


                                 CLASS A     CLASS B     CLASS C     CLASS Z
  Management fees                    .41%        .41%        .41%        .41%
  + Distribution and service
   (12b-1) fees                      .30%(4)     1.00%      1.00%        None
  + Other expenses                   .13%        .13%        .13%        .13%
  = Total annual Fund
   operating expenses                .84%       1.54%       1.54%        .54%
  - Fee waiver                       .05%        None        None        None
  = NET ANNUAL FUND OPERATING
   EXPENSES                          .79%(4)     1.54%      1.54%        .54%


1 YOUR BROKER MAY CHARGE YOU A SEPARATE OR ADDITIONAL FEE FOR PURCHASES AND SALES OF SHARES.
2 THE CONTINGENT DEFERRED SALES CHARGE (CDSC) FOR CLASS B SHARES DECREASES BY 1% ANNUALLY TO 1% IN THE FIFTH AND SIXTH YEARS AND 0% IN THE SEVENTH YEAR. CLASS B SHARES CONVERT TO CLASS A SHARES APPROXIMATELY SEVEN YEARS AFTER PURCHASE.
3 THE CDSC FOR CLASS C SHARES IS 1% FOR SHARES REDEEMED WITHIN 18 MONTHS OF PURCHASE.
4 FOR THE FISCAL YEAR ENDING 11-30-01, THE DISTRIBUTOR OF THE FUND HAS CONTRACTUALLY AGREED TO REDUCE ITS DISTRIBUTION AND SERVICE (12b-1) FEES FOR CLASS A SHARES TO .25 OF 1% OF THE AVERAGE DAILY AND SERVICE (12b-1) FEES FOR CLASS A SHARES TO .25 OF 1% OF THE AVERAGE DAILY NET ASSETS OF THE CLASS A SHARES.

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4  PRUDENTIAL UTILITY FUND                                 [LOGO] (800) 225-1852

RISK/RETURN SUMMARY
------------------------------------------------

EXAMPLE
This example will help you compare the fees and expenses of the Fund's different share classes and compare the cost of investing in the Fund with the cost of investing in other mutual funds.
    The example assumes that you invest $10,000 in the Fund for the time periods indicated and then sell all of your shares at the end of those periods. The example also assumes that your investment has a 5% return each year and that the Fund's operating expenses remain the same, except for the Distributor's reduction of distribution and service (12b-1) fees for Class A shares during the first year. Although your actual costs may be higher or lower, based on these assumptions, your costs would be:


                                1 YR  3 YRS  5 YRS  10 YRS
  Class A shares                $577   $740   $917  $1,429
  Class B shares                $657   $786   $939  $1,537
  Class C shares                $355   $582   $931  $1,916
  Class Z shares                $ 55   $173   $302   $ 677


You would pay the following expenses on the same investment if you did not sell your shares:


                                1 YR  3 YRS  5 YRS  10 YRS
  Class A shares                $577   $740   $917  $1,429
  Class B shares                $157   $486   $839  $1,537
  Class C shares                $255   $582   $931  $1,916
  Class Z shares                $ 55   $173   $302   $ 677


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                                                                               5

HOW THE FUND INVESTS
-------------------------------------

INVESTMENT OBJECTIVE AND POLICIES
The Fund's investment objective is TOTAL RETURN THROUGH A COMBINATION OF CAPITAL APPRECIATION AND CURRENT INCOME. This means we seek investments whose price will increase as well as pay the Fund dividends and other income. While we make every effort to achieve our objective, we can't guarantee success.
    In pursuing our objective, we normally invest at least 80% of the Fund's total assets in EQUITY-RELATED AND DEBT SECURITIES OF UTILITY COMPANIES. This means that we concentrate on companies in the electric, gas, gas pipeline, telephone, telecommunication, water, cable, airport, seaport and toll road industries. We buy equity-related securities including common stocks; nonconvertible preferred stocks; American Depositary Receipts (ADRs); warrants and rights that can be exercised to obtain stocks; investments in various types of business ventures, including partnerships and joint ventures; real estate investment trusts (REITs); and similar securities.

    We may also buy convertible securities. These are securities--like bonds, corporate notes and preferred stocks--that we can convert into the company's common stock or some other equity security. Generally, we consider selling a security when it has increased in value to the point where it is no longer undervalued in the opinion of the investment adviser.
    Our investment in debt securities, including corporate and government bonds, is limited to those rated investment-grade by a major rating service (such as BBB/Baa or above by Standard & Poor's Ratings Group or Moody's Investors Service, Inc., respectively) or, if not rated, to those we believe are of comparable quality. Obligations rated Baa have speculative characteristics. If the rating of a bond is downgraded after the Fund purchases it (or if the bond is no longer rated), we will not have to sell the bond, but we will take this into consideration in deciding whether the Fund should continue to hold the bond.

-------------------------------------------------------------------
OUR TOTAL RETURN STRATEGY
We look for stocks of companies that we believe will produce both above-average earnings and dividend growth over the long term. We also try to diversify within the utility industry to take advantage of opportunities that have arisen from deregulation.
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6  PRUDENTIAL UTILITY FUND                                 [LOGO] (800) 225-1852

HOW THE FUND INVESTS
------------------------------------------------

FOREIGN SECURITIES
We may invest up to 30% of the Fund's total assets in FOREIGN SECURITIES, including money market instruments and other investment-grade fixed-income securities, stocks and other equity-related securities. For purposes of the 30% limit, we do not consider ADRs and other similar receipts or shares to be foreign securities.

    For more information, see "Investment Risks" below and the Statement of Additional Information, "Description of the Funds, Their Investments and Risks." The Statement of Additional Information--which we refer to as the SAI--contains additional information about the Fund. To obtain a copy, see the back cover page of this prospectus.
    The Fund's investment objective is a fundamental policy that cannot be changed without shareholder approval. The Board can change investment policies that are not fundamental.

OTHER INVESTMENTS AND STRATEGIES
In addition to the principal strategies, we also may use the following investment strategies to try to increase the Fund's returns or protect its assets if market conditions warrant.

NON-UTILITY INVESTMENTS
The Fund may invest in securities of issuers not in the utility industry. These include stocks and fixed-income obligations, like corporate and government bonds and money market instruments.

TEMPORARY DEFENSIVE INVESTMENTS
In response to adverse market, economic or political conditions, we may temporarily invest up to 100% of the Fund's assets in money market instruments or short-term municipal obligations. Investing heavily in these securities limits our ability to achieve our investment objective, but can help to preserve the Fund's assets when the equity markets are unstable.

REPURCHASE AGREEMENTS
The Fund also may use REPURCHASE AGREEMENTS, where a party agrees to sell a security to the Fund and then repurchase it at an agreed-upon price at a stated time. This creates a fixed return for the Fund and is, in effect, a
--------------------------------------------------------------------------------
                                                                               7

HOW THE FUND INVESTS
------------------------------------------------

loan by the Fund. The Fund uses repurchase agreements for cash management purposes only.

DERIVATIVE STRATEGIES
We may use various derivative strategies to try to improve the Fund's returns. We may use hedging techniques to try to protect the Fund's assets. We cannot guarantee that these strategies will work, that the instruments necessary to implement these strategies will be available or that the Fund will not lose money. Derivatives--such as futures, options, foreign currency forward contracts and options on futures--involve costs and can be volatile. With derivatives, the investment adviser tries to predict whether the underlying investment--a security, market index, currency, interest rate or some other benchmark--will go up or down at some future date. We may use derivatives to try to reduce risk or to increase return consistent with the Fund's overall investment objective. The investment adviser will consider other factors (such as cost) in deciding whether to employ any particular strategy or use any particular instrument. Any derivatives we may use may not match the Fund's underlying holdings.

OPTIONS. The Fund may purchase and sell put and call options on equity securities and stock indexes and foreign currencies traded on U.S. or foreign securities exchanges, on NASDAQ or in the over-the-counter market. An OPTION is the right to buy or sell securities or currencies in exchange for a premium. The Fund will sell only covered options.

FUTURES CONTRACTS AND RELATED OPTIONS
FOREIGN CURRENCY FORWARD CONTRACTS. The Fund may purchase and sell stock and bond index futures contracts and related options on stock and bond index futures. The Fund also may purchase and sell futures contracts on foreign currencies and related options on foreign currency futures contracts. A FUTURES CONTRACT is an agreement to buy or sell a set quantity of an underlying product at a future date, or to make or receive a cash payment based on the value of a securities index. The Fund also may enter into foreign currency forward contracts to protect the value of its assets against future changes in the level of foreign exchange rates. A FOREIGN CURRENCY FORWARD CONTRACT is an obligation to buy or sell a given currency on a future date at a set price.
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8  PRUDENTIAL UTILITY FUND                                 [LOGO] (800) 225-1852

HOW THE FUND INVESTS
------------------------------------------------

    For more information about these strategies, see the SAI, "Description of the Funds, Their Investments and Risks--Risk Management and Return Enhancement Strategies."

ADDITIONAL STRATEGIES

The Fund also follows certain policies when it BORROWS MONEY (the Fund can borrow up to 33 1/3% of the value of its total assets); LENDS ITS SECURITIES to others for cash management purposes (the Fund can lend up to 33 1/3% of the value of its total assets, including collateral received in the transaction); and HOLDS ILLIQUID SECURITIES (the Fund may hold up to 15% of its net assets in illiquid securities, including securities with legal or contractual restrictions on resale, those without a readily available market and repurchase agreements with maturities longer than seven days). The Fund is subject to certain investment restrictions that are fundamental policies, and cannot be changed without shareholder approval. For more information about these restrictions, see the SAI.

--------------------------------------------------------------------------------
                                                                               9

HOW THE FUND INVESTS
------------------------------------------------

INVESTMENT RISKS
As noted, all investments involve risk, and investing in the Fund is no exception. Since the Fund's holdings can vary significantly from broad market indexes, performance of the Fund can deviate from performance of the indexes. This chart outlines the key risks and potential rewards of the Fund's principal investments and certain other non-principal investments the Fund may make. The investment types are listed in the order in which they normally will be used by the portfolio managers. See, too, "Description of the Funds, Their Investments and Risks" in the SAI.

  INVESTMENT TYPE

% OF FUND'S TOTAL ASSETS                  RISKS                          POTENTIAL REWARDS
--------------------------------------------------------------------------------------------------
  SECURITIES OF UTILITY COMPANIES         -- Inflationary and other      -- Potential for both
  AT LEAST 80%                                cost increases in              current income and
                                              fuel and                       capital appreciation
                                              other operating            -- Utilities are
                                              expenses                        regulated by the
                                          -- Utilities' earnings             government so
                                              growth may be slower           earnings are more
                                              than broad market              consistent and less
                                              indexes. Deregulation          susceptible to
                                              of utility companies           economic cycles
                                              may affect their           -- Most utility stocks
                                              earnings                        have higher yields
                                          -- Changes in regulatory           than other sectors of
                                              environment                    the market
                                          -- See equity-related          -- Deregulation of
                                              securities and fixed-           utility companies
                                              income obligations             may present
                                                                             opportunities for
                                                                             significant capital
                                                                             appreciation
--------------------------------------------------------------------------------------------------
  EQUITY-RELATED SECURITIES               -- Individual stocks           -- Historically, stocks
  UP TO 100%                                   could lose value               have outperformed
                                          -- The equity markets              other investments
                                              could go down,                 over the long term
                                              resulting in a             -- Generally, economic
                                              decline in value of            growth means higher
                                              the Fund's                     corporate profits,
                                              investments                    which lead to an
                                          -- Companies that pay              increase in stock
                                              dividends may not do           prices, known as
                                              so if they don't have          capital appreciation
                                              profits or adequate        -- May be a source of
                                              cash flow                      dividend income
                                          -- Changes in economic or
                                              political conditions,
                                              both domestic and
                                              international, may
                                              result in a decline
                                              in value of the
                                              Fund's investments
--------------------------------------------------------------------------------------------------

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10  PRUDENTIAL UTILITY FUND                                [LOGO] (800) 225-1852

HOW THE FUND INVESTS
------------------------------------------------

  INVESTMENT TYPE (CONT'D)


% OF FUND'S TOTAL ASSETS                  RISKS                          POTENTIAL REWARDS
--------------------------------------------------------------------------------------------------
  FIXED-INCOME OBLIGATIONS                -- The Fund's holdings,        -- Bonds have generally
  UP TO 100%; USUALLY LESS THAN 15%           share price, yield             outperformed money
                                              and total return may           market instruments
                                              fluctuate in response          over the long term,
                                              to bond market                 with less risk than
                                              movements                      stocks
                                          -- Credit risk--the risk       -- Most bonds will rise
                                              that the default of             in value when
                                              an issuer would leave          interest rates fall
                                              the Fund with unpaid       -- Regular interest
                                              interest or                     income
                                              principal. The lower       -- Investment-grade bonds
                                              a bond's quality, the          have a lower risk of
                                              higher its potential           default than junk
                                              volatility                     bonds
                                          -- Market risk--the risk       -- High-quality debt
                                              that the market value          obligations generally
                                              of an investment may           are more secure than
                                              move up or down,               stocks since
                                              sometimes rapidly or           companies must pay
                                              unpredictably. Market          their debts before
                                              risk may affect an             they pay dividends
                                              industry, a sector or      -- Principal and interest
                                              the market as a whole           on government
                                          -- Interest rate                   securities may be
                                               risk--the risk that           guaranteed by the
                                              the value of most              issuing government
                                              bonds will fall when
                                              interest rates rise.
                                              The longer a bond's
                                              maturity and the
                                              lower its credit
                                              quality, the more its
                                              value typically
                                              falls. It can lead to
                                              price volatility
--------------------------------------------------------------------------------------------------
  FOREIGN SECURITIES                      -- Foreign markets,            -- Investors can
  UP TO 30%; USUALLY LESS THAN 15%            economies and                   participate in the
                                              political systems may          growth of foreign
                                              not be as stable as            markets and companies
                                              in the U.S.                    operating in those
                                          -- Currency risk--                 markets
                                              changing values of         -- May profit from
                                              foreign currencies             changing values of
                                              can cause losses               foreign currencies
                                          -- May be less liquid          -- Opportunities for
                                               than U.S. stocks and          diversification
                                              bonds
                                          -- Differences in foreign
                                              laws, accounting
                                              standards, public
                                              information, custody
                                              and settlement
                                              practices provide
                                              less reliable
                                              information on
                                              foreign investments
                                              and involve more risk
--------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------
                                                                              11

HOW THE FUND INVESTS
------------------------------------------------

  INVESTMENT TYPE (CONT'D)


% OF FUND'S TOTAL ASSETS                  RISKS                          POTENTIAL REWARDS
--------------------------------------------------------------------------------------------------
  DERIVATIVES                             -- The value of                -- The Fund could make
  UP TO 10%                                    derivatives (such as          money and protect
                                              futures and options)           against losses if the
                                              that are used to               investment analysis
                                              hedge a portfolio              proves correct
                                              security is                -- Derivatives that
                                              determined                      involve leverage
                                              independently from             could generate
                                              that security and              substantial gains at
                                              could result in a              low cost
                                              loss to the Fund when      -- One way to manage the
                                              the price movement of          Fund's risk/return
                                              the derivative does            balance is by locking
                                              not correlate with a           in the value of an
                                              change in the value            investment ahead of
                                              of the portfolio               time
                                              security
                                          -- Derivatives used for
                                               risk management may
                                              not have the intended
                                              effects and may
                                              result in losses or
                                              missed opportunities
                                          -- The other party to a
                                              derivatives contract
                                              could default
                                          -- Derivatives that
                                               involve leverage
                                              could magnify losses
                                          -- Certain types of
                                              derivatives involve
                                              costs to the Fund
                                              that can reduce
                                              returns
--------------------------------------------------------------------------------------------------
  ILLIQUID SECURITIES                     -- May be difficult to         -- May offer a more
  UP TO 15% OF NET ASSETS                     value precisely                attractive yield or
                                          -- May be difficult to             potential for growth
                                               sell at the time or           than more widely
                                              price desired                  traded securities
--------------------------------------------------------------------------------------------------
  MONEY MARKET INSTRUMENTS                -- Limits potential for        -- May preserve the
  UP TO 100% ON A TEMPORARY BASIS             capital appreciation           Fund's assets
                                          -- See credit risk and
                                              market risk (which
                                              are less of a concern
                                              for money market
                                              instruments)
--------------------------------------------------------------------------------------------------


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12  PRUDENTIAL UTILITY FUND                                [LOGO] (800) 225-1852

HOW THE FUND IS MANAGED
-------------------------------------

BOARD OF DIRECTORS
The Company's Board of Directors oversees the actions of the Manager, Investment Adviser and Distributor and decides on general policies. The Board also oversees the Company's officers, who conduct and supervise the daily business operations of the Fund.

MANAGER
PRUDENTIAL INVESTMENTS FUND MANAGEMENT LLC (PIFM)
GATEWAY CENTER THREE, 100 MULBERRY STREET
NEWARK, NJ 07102-4077


    Under a management agreement with the Fund, PIFM manages the Fund's investment operations and administers its business affairs. PIFM also is responsible for supervising the Fund's investment adviser. For the fiscal year ended November 30, 2000, the Fund paid PIFM management fees of .41% of the Fund's average net assets.


    PIFM and its predecessors have served as manager or administrator to investment companies since 1987. As of January 31, 2001, PIFM served as the manager to all 43 of the Prudential mutual funds, and as manager or administrator to 20 closed-end investment companies, with aggregate assets of approximately $109 billion.


INVESTMENT ADVISER

Jennison Associates LLC (Jennison) is the Fund's investment adviser and has served as such since September 18, 2000. Its address is 466 Lexington Avenue, New York, NY 10017. PIFM has responsibility for all investment advisory services, supervises Jennison and pays Jennison for its services. As of December 31, 2000, Jennison managed approximately $80.9 billion in assets. Jennison has served as an investment adviser to investment companies since 1990. The Prudential Investment Corporation (PIC) served as investment adviser from the Fund's inception through September 17, 2000. Jennison is a wholly-owned subsidiary of PIC. For the period January 1, 2000 through September 17, 2000, PIC was paid at the annual rate of .300% of the Fund's average net assets up to $250 million, .238% of the next $500 million, .203% of the next $750 million,
 .170% of the next $500 million, .140% of the next $2 billion, .122% of the next $2 billion and .105% of the Fund's average net assets over $6 billion. This is the same rate at which Jennison currently is being paid by PIFM.

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                                                                              13

HOW THE FUND IS MANAGED
------------------------------------------------

PORTFOLIO MANAGERS
David A. Kiefer, Eric S. Philo and Shaun Hong are the portfolio managers of the Fund.

    DAVID A. KIEFER, CFA, a Senior Vice President of Jennison, has managed the Fund since 1994. He joined Prudential in 1986 and was previously a Managing Director of PIC. Mr. Kiefer holds a B.S. from Princeton University and an M.B.A. from Harvard Business School. He was awarded the Chartered Financial Analyst
(CFA) designation. As a value investor who concentrates on total return, Mr. Kiefer looks for companies that will produce a combination of current income and capital appreciation.

    ERIC S. PHILO, CFA, an Executive Vice President and a co-portfolio manager since September 2000, joined Jennison in May 1996 after 13 years with Goldman, Sachs & Co. At Goldman, Mr. Philo initially followed a variety of companies and industries, including capital goods, retailing, specialty and industrial chemicals, defense electronics, and printing. During his last nine years there, he followed publishing and media companies. While at Goldman, he was elected to INSTITUTIONAL INVESTOR's All-Star Team every year since 1987 and was elected to THE WALL STREET JOURNAL All-Star Stock Picking Team annually since its inception in 1993, ranking number one in his sector in 1994 and 1995. Mr. Philo is the primary author of a piece on publishing and the Internet entitled
CyberPublishing: A New Frontier in Content Liquidity (July 1995). He earned a B.A. from George Washington University and an M.B.A. from Columbia University Graduate School of Business. He was awarded the Chartered Financial Analyst
(CFA) designation.

    SHAUN HONG, CFA, a co-portfolio manager since September 2000, is a Vice President of Jennison since September 2000. Previously, he was a Vice President and equity research analyst of PIC. Prior to Prudential, Mr. Hong was employed as an analyst at Equinox Capital Management following the utility, consumer products, commodities and technology sectors from 1994-1999. Mr. Hong earned a B.S. from Carnegie Mellon University. He was awarded the Chartered Financial Analyst (CFA) designation.


DISTRIBUTOR
Prudential Investment Management Services LLC (PIMS) distributes the Fund's shares under a Distribution Agreement with the Fund. The Fund has Distribution and Service Plans under Rule 12b-1 of the Investment Company Act. Under the
Plans and the Distribution Agreement, PIMS pays the expenses of distributing the Fund's Class A, B, C and Z shares and provides certain shareholder support services. The Fund pays distribution and other fees to PIMS as compensation for its services for each class of shares other than Class Z. These fees--known as 12b-1 fees--are shown in the "Fees and Expenses" tables.
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14  PRUDENTIAL UTILITY FUND                                [LOGO] (800) 225-1852

FUND DISTRIBUTIONS
AND TAX ISSUES
-------------------------------------

Investors who buy shares of the Fund should be aware of some important tax issues. For example, the Fund distributes DIVIDENDS of ordinary income and any realized net CAPITAL GAINS to shareholders. These distributions are subject to taxes, unless you hold your shares in a 401(k) plan, an Individual Retirement Account (IRA) or some other qualified or tax-deferred plan or account. Dividends and distributions from the Fund also may be subject to state and local income taxes.
    Also, if you sell shares of the Fund for a profit, you may have to pay capital gains taxes on the amount of your profit, again unless you hold your shares in a qualified or tax-deferred plan or account.
    The following briefly discusses some of the important federal tax issues you should be aware of, but is not meant to be tax advice. For tax advice, please speak with your tax adviser.

DISTRIBUTIONS
The Fund distributes DIVIDENDS of any net investment income to shareholders--typically once a quarter. For example, if the Fund owns ACME Corp. stock and the stock pays a dividend, the Fund will pay out a portion of this dividend to its shareholders, assuming the Fund's income is more than its costs and expenses. The dividends you receive from the Fund will be taxed as ordinary income whether or not they are reinvested in the Fund.
    The Fund also distributes realized net CAPITAL GAINS to shareholders-- typically once a year. Capital gains are generated when the Fund sells its assets for a profit. For example, if the Fund bought 100 shares of ACME Corp. stock for a total of $1,000 and more than one year later sold the shares for a total of $1,500, the Fund has net long-term capital gains of $500, which it will pass on to shareholders (assuming the Fund's total gains are greater than any losses it may have). Capital gains are taxed differently depending on how long the Fund holds the security--if a security is held more than one year before it is sold, LONG-TERM capital gains are taxed at the rate of 20% but if the security is held one year or less, SHORT-TERM capital gains are taxed at ordinary income rates of up to 39.6%. Different rates apply to corporate shareholders.
    For your convenience, Fund distributions of dividends and capital gains are AUTOMATICALLY REINVESTED in the Fund without any sales charge. If you ask us to pay the distributions in cash, we will send you a check if your account is with the Transfer Agent. Otherwise, if your account is with a
--------------------------------------------------------------------------------
                                                                              15

FUND DISTRIBUTIONS
AND TAX ISSUES
------------------------------------------------

broker, you will receive a credit to your account. Either way, the distributions may be subject to taxes, unless your shares are held in a qualified or tax-deferred plan or account. For more information about automatic reinvestment and other shareholder services, see "Step 4: Additional Shareholder Services" in the next section.

TAX ISSUES
FORM 1099
Every year, you will receive a Form 1099, which reports the amount of dividends and capital gains we distributed to you during the prior year. If you own shares of the Fund as part of a qualified or tax-deferred plan or account, your taxes are deferred, so you will not receive a Form 1099. However, you will receive a Form 1099 when you take any distributions from your qualified or tax-deferred plan or account.
    Fund distributions are generally taxable to you in the calendar year they are received, except when we declare certain dividends in the fourth quarter and actually pay them in January of the following year. In such cases, the dividends are treated as if they were paid on December 31 of the prior year. Corporate shareholders generally are eligible for the 70% dividends-received deduction for certain dividends.

WITHHOLDING TAXES
If federal tax law requires you to provide the Fund with your taxpayer identification number and certifications as to your tax status, and you fail to do this, or if you are otherwise subject to backup withholding, we will withhold and pay to the U.S. Treasury 31% of your distributions and sale proceeds. Dividends of net investment income and short-term capital gains paid to a nonresident foreign shareholder generally will be subject to a U.S. withholding tax of 30%. This rate may be lower, depending on any tax treaty the U.S. may have with the shareholder's country.

IF YOU PURCHASE JUST BEFORE RECORD DATE

If you buy shares of the Fund just before the record date (the date that determines who receives the distribution), that distribution will be paid to you. As explained above, the distribution may be subject to income or capital gains taxes. You may think you've done well, since you bought shares one day and soon thereafter received a distribution. That is not so

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16  PRUDENTIAL UTILITY FUND                                [LOGO] (800) 225-1852

FUND DISTRIBUTIONS
AND TAX ISSUES
------------------------------------------------


because when dividends are paid out, the value of each share of the Fund decreases by the amount of the dividend to reflect the payout, although this may not be apparent because the value of each share of the Fund also will be affected by market changes, if any. The distribution you receive makes up for the decrease in share value. However, the timing of your purchase does mean that part of your investment came back to you as taxable income.


QUALIFIED AND TAX-DEFERRED RETIREMENT PLANS
Retirement plans and accounts allow you to defer paying taxes on investment income and capital gains. Contributions to these plans may also be tax deductible, although distributions from these plans generally are taxable. In the case of Roth IRA accounts, contributions are not tax deductible, but distributions from the plan may be tax-free. Please contact your financial adviser for information on a variety of Prudential mutual funds that are suitable for retirement plans offered by Prudential.

IF YOU SELL OR EXCHANGE YOUR SHARES
If you sell any shares of the Fund for a profit, you have REALIZED A CAPITAL GAIN, which is subject to tax unless you hold shares in a qualified or tax-deferred plan or account. The amount of tax you pay depends on how long you owned your shares. If you sell shares of the Fund for a loss, you may have a capital loss, which you may use to offset certain capital gains you have.

-------------------------------------------------------------------
RECEIPTS FROM SALE  $        -->        +$  CAPITAL GAIN
                                            (taxes owed)

                                            OR

RECEIPTS FROM SALE  $        -->        -$  CAPITAL LOSS
                                            (offset against gain)

-------------------------------------------------------------------

    If you sell shares and realize a loss, you will not be permitted to use the loss to the extent you replace the shares (including pursuant to the reinvestment of a dividend) within a 61-day period (beginning 30 days before the sale of the shares). If you acquire shares of the Fund and sell your shares within 90 days, you may not be allowed to include certain charges incurred in acquiring the shares for purposes of calculating gain or loss realized upon the sale of the shares.
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                                                                              17

FUND DISTRIBUTIONS
AND TAX ISSUES
------------------------------------------------

    Exchanging your shares of the Fund for the shares of another Prudential mutual fund is considered a sale for tax purposes. In other words, it's a "taxable event." Therefore, if the shares you exchanged have increased in value since you purchased them, you have capital gains, which are subject to the taxes described above.
    Any gain or loss you may have from selling or exchanging Fund shares will not be reported on Form 1099; however, proceeds from the sale or exchange will be reported on Form 1099-B. Therefore, unless you hold your shares in a qualified or tax-deferred plan or account, you or your financial adviser should keep track of the dates on which you buy and sell--or exchange--Fund shares, as well as the amount of any gain or loss on each transaction. For tax advice, please see your tax adviser.

AUTOMATIC CONVERSION OF CLASS B SHARES
We have obtained a legal opinion that the conversion of Class B shares into
Class A shares--which happens automatically approximately seven years after purchase--is not a "taxable event" because it does not involve an actual sale of your Class B shares. This opinion, however, is not binding on the Internal Revenue Service (IRS). For more information about the automatic conversion of Class B shares, see "Class B Shares Convert to Class A Shares After
Approximately Seven Years" in the next section.
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18  PRUDENTIAL UTILITY FUND                                [LOGO] (800) 225-1852

HOW TO BUY, SELL AND
EXCHANGE SHARES OF THE FUND
-------------------------------------

HOW TO BUY SHARES
STEP 1: OPEN AN ACCOUNT
If you don't have an account with us or a securities firm that is permitted to buy or sell shares of the Fund for you, call Prudential Mutual Fund Services LLC
(PMFS) at (800) 225-1852 or contact:


PRUDENTIAL MUTUAL FUND SERVICES LLC
ATTN: INVESTMENT SERVICES
P.O. BOX 8179
PHILADELPHIA, PA 19101


    You may purchase shares by check or wire. We do not accept cash or money orders. To purchase by wire, call the number above to obtain an application. After PMFS receives your completed application, you will receive an account number. We have the right to reject any purchase order (including an exchange into the Fund) or suspend or modify the Fund's sale of its shares.

STEP 2: CHOOSE A SHARE CLASS
Individual investors can choose among Class A, Class B, Class C and Class Z shares of the Fund, although Class Z shares are available only to a limited group of investors.
    Multiple share classes let you choose a cost structure that better meets your needs. With Class A shares, you pay the sales charge at the time of purchase, but the operating expenses each year are lower than the expenses of Class B and Class C shares. With Class B shares, you only pay a sales charge if you sell your shares within six years (that is why it is called a Contingent Deferred Sales Charge, or CDSC), but the operating expenses each year are higher than Class A share expenses. With Class C shares, you pay a 1% front-end sales charge and a 1% CDSC if you sell within 18 months of purchase, but the operating expenses are also higher than the expenses for Class A shares.
    When choosing a share class, you should consider the following:
     --    The amount of your investment

     -- The length of time you expect to hold the shares and the impact of varying distribution fees. Over time, the fees will increase the cost of your investment and may cost you more than paying other types of sales charges.

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                                                                              19

HOW TO BUY, SELL AND
EXCHANGE SHARES OF THE FUND
------------------------------------------------

     --    The different sales charges that apply to each share class--
           Class A's front-end sales charge vs. Class B's CDSC vs. Class C's low front-end sales charge and low CDSC
     --    Whether you qualify for any reduction or waiver of sales charges
     -- The fact that Class B shares automatically convert to Class A shares approximately seven years after purchase
     --    Whether you qualify to purchase Class Z shares.
    See "How to Sell Your Shares" for a description of the impact of CDSCs.

SHARE CLASS COMPARISON. Use this chart to help you compare the Fund's different share classes. The discussion following this chart will tell you whether you are entitled to a reduction or waiver of any sales charges.

                                   CLASS A           CLASS B          CLASS C         CLASS Z
  Minimum purchase amount(1)    $1,000          $1,000             $2,500          None
  Minimum amount for            $100            $100               $100            None
   subsequent purchases(1)
  Maximum initial sales charge  5% of the       None               1% of the       None
                                public                             public
                                offering price                     offering price
  Contingent Deferred Sales     None            If sold during:    1% on sales     None
   Charge (CDSC)(2)                             Year 1    5%       made within
                                                Year 2    4%       18 months of
                                                Year 3    3%       purchase(2)
                                                Year 4    2%
                                                Years 5/6  1%
                                                Year 7    0%
  Annual distribution and       .30 of 1%       1%                 1%              None
   service (12b-1) fees shown   (.25 of 1%
   as a percentage of average   currently)
   net assets(3)


1 THE MINIMUM INVESTMENT REQUIREMENTS DO NOT APPLY TO CERTAIN RETIREMENT AND EMPLOYEE SAVINGS PLANS AND CUSTODIAL ACCOUNTS FOR MINORS. THE MINIMUM INITIAL AND SUBSEQUENT INVESTMENT FOR PURCHASES MADE THROUGH THE AUTOMATIC INVESTMENT PLAN IS $50. FOR MORE INFORMATION, SEE "ADDITIONAL SHAREHOLDER SERVICES--AUTOMATIC INVESTMENT PLAN."
2 FOR MORE INFORMATION ABOUT THE CDSC AND HOW IT IS CALCULATED, SEE "HOW TO SELL YOUR SHARES--CONTINGENT DEFERRED SALES CHARGE (CDSC)." CLASS C SHARES BOUGHT BEFORE NOVEMBER 2, 1998 HAVE A 1% CDSC IF SOLD WITHIN ONE YEAR.
3 THESE DISTRIBUTION AND SERVICE FEES ARE PAID FROM THE FUND'S ASSETS ON A CONTINUOUS BASIS. THE SERVICE FEE FOR CLASS A, CLASS B AND CLASS C SHARES IS .25 OF 1%. THE DISTRIBUTION FEE FOR CLASS A SHARES IS LIMITED TO .30 OF 1% (INCLUDING THE .25 OF 1% SERVICE FEE) AND IS .75 OF 1% FOR CLASS B AND CLASS C SHARES. FOR THE FISCAL YEAR ENDING 11-30-01, THE DISTRIBUTOR OF THE FUND HAS CONTRACTUALLY AGREED TO REDUCE ITS DISTRIBUTION AND SERVICE (12b-1) FEES FOR CLASS A SHARES TO .25 OF 1% OF THE AVERAGE DAILY NET ASSETS OF THE CLASS A SHARES.

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20  PRUDENTIAL UTILITY FUND                                [LOGO] (800) 225-1852

HOW TO BUY, SELL AND
EXCHANGE SHARES OF THE FUND
------------------------------------------------

REDUCING OR WAIVING CLASS A'S INITIAL SALES CHARGE
The following describes the different ways investors can reduce or avoid paying Class A's initial sales charge.

INCREASE THE AMOUNT OF YOUR INVESTMENT. You can reduce Class A's sales charge by increasing the amount of your investment. This table shows how the sales charge decreases as the amount of your investment increases.

                                       SALES CHARGE AS %      SALES CHARGE AS %         DEALER
        AMOUNT OF PURCHASE             OF OFFERING PRICE      OF AMOUNT INVESTED      REALLOWANCE
  Less than $25,000                                  5.00%                   5.26%            4.75%
  $25,000 to $49,999                                 4.50%                   4.71%            4.25%
  $50,000 to $99,999                                 4.00%                   4.17%            3.75%
  $100,000 to $249,999                               3.25%                   3.36%            3.00%
  $250,000 to $499,999                               2.50%                   2.56%            2.40%
  $500,000 to $999,999                               2.00%                   2.04%            1.90%
  $1 million and above*                               None                    None             None

* IF YOU INVEST $1 MILLION OR MORE, YOU CAN BUY ONLY CLASS A SHARES, UNLESS YOU QUALIFY TO BUY CLASS Z SHARES.

    To satisfy the purchase amounts above, you can:
     --    Invest with an eligible group of related investors
     -- Buy Class A shares of two or more Prudential mutual funds at the same time
     -- Use your RIGHTS OF ACCUMULATION, which allow you to combine the current value of Prudential mutual fund shares you already own with the value of the shares you are purchasing for purposes of determining the applicable sales charge (note: you must notify the Transfer Agent if you qualify for Rights of Accumulation)
     -- Sign a LETTER OF INTENT, stating in writing that you or an eligible group of related investors will purchase a certain amount of shares in the Fund and other Prudential mutual funds within 13 months.

    The Distributor may reallow Class A's sales charge to dealers.
--------------------------------------------------------------------------------
                                                                              21

HOW TO BUY, SELL AND
EXCHANGE SHARES OF THE FUND
------------------------------------------------

BENEFIT PLANS. Certain group retirement and savings plans may purchase Class A shares without the initial sales charge if they meet the required minimum for amount of assets, average account balance or number of eligible employees. For more information about these requirements, call Prudential at (800) 353-2847.

MUTUAL FUND PROGRAMS. The initial sales charge will be waived for investors in certain programs sponsored by broker-dealers, investment advisers and financial planners who have agreements with Prudential Investments Advisory Group relating to:
     -- Mutual fund "wrap" or asset allocation programs where the sponsor places Fund trades and charges its clients a management, consulting or other fee for its services, or
     -- Mutual fund "supermarket" programs where the sponsor links its clients' accounts to a master account in the sponsor's name and the sponsor charges a fee for its services.

    Broker-dealers, investment advisers or financial planners sponsoring these mutual fund programs may offer their clients more than one class of shares in the Fund in connection with different pricing options for their programs. Investors should consider carefully any separate transaction and other fees charged by these programs in connection with investing in each available share class before selecting a share class.

OTHER TYPES OF INVESTORS. Other investors pay no sales charge, including certain officers, employees or agents of Prudential and its affiliates, Prudential mutual funds, the subadvisers of the Prudential mutual funds and registered representatives and employees of brokers that have entered into a dealer agreement with the Distributor. To qualify for a reduction or waiver of the sales charge, you must notify the Transfer Agent or your broker at the time of purchase. For more information, see the SAI, "Purchase, Redemption and Pricing of Fund Shares--Reduction and Waiver of Initial Sales Charge--Class A Shares."

WAIVING CLASS C'S INITIAL SALES CHARGE
BENEFIT PLANS. Certain group retirement plans may purchase Class C shares without the initial sales charge. For more information, call Prudential at
(800) 353-2847.
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

HOW TO BUY, SELL AND
EXCHANGE SHARES OF THE FUND
------------------------------------------------

INVESTMENT OF REDEMPTION PROCEEDS FROM OTHER INVESTMENT COMPANIES. The initial sales charge will be waived for purchases of Class C shares if the purchase is made with money from the redemption of shares of any unaffiliated investment company, as long as the shares were not held in an account at Prudential Securities Incorporated (Prudential Securities) or one of its affiliates. These purchases must be made within 60 days of the redemption. To qualify for this waiver, you must do one of the following:
     --    Purchase your shares through an account at Prudential Securities,
     -- Purchase your shares through an ADVANTAGE Account or an Investor Account with Pruco Securities Corporation, or
     --    Purchase your shares through another broker.

    This waiver is not available to investors who purchase shares directly from the Transfer Agent. If you are entitled to the waiver, you must notify either the Transfer Agent or your broker, who may require any supporting documents they consider appropriate.

QUALIFYING FOR CLASS Z SHARES
BENEFIT PLANS. Certain group retirement plans may purchase Class Z shares if they meet the required minimum for amount of assets, average account balance or number of eligible employees. For more information about these requirements, call Prudential at (800) 353-2847.

MUTUAL FUND PROGRAMS. Class Z shares also can be purchased by participants in any fee-based program or trust program sponsored by Prudential or an affiliate that includes the Fund as an available option. Class Z shares also can be purchased by investors in certain programs sponsored by broker-dealers, investment advisers and financial planners who have agreements with Prudential Investments Advisory Group relating to:
     -- Mutual fund "wrap" or asset allocation programs where the sponsor places Fund trades, links its clients' accounts to a master account in the sponsor's name and charges its clients a management, consulting or other fee for its services, or
     -- Mutual fund "supermarket" programs, where the sponsor links its clients' accounts to a master account in the sponsor's name and the sponsor charges a fee for its services.
    Broker-dealers, investment advisers or financial planners sponsoring these mutual fund programs may offer their clients more than one class
--------------------------------------------------------------------------------
                                                                              23

HOW TO BUY, SELL AND
EXCHANGE SHARES OF THE FUND
------------------------------------------------

of shares in the Fund in connection with different pricing options for their programs. Investors should consider carefully any separate transaction and other fees charged by these programs in connection with investing in each available share class before selecting a share class.

OTHER TYPES OF INVESTORS. Class Z shares can be purchased by any of the following:
     -- Certain participants in the MEDLEY Program (group variable annuity contracts) sponsored by Prudential for whom Class Z shares of the Prudential mutual funds are an available option,
     -- Current and former Directors/Trustees of the Prudential mutual funds (including the Company), and
     --    Prudential, with an investment of $10 million or more.

    In connection with the sale of shares, the Manager, the Distributor or one of their affiliates may pay brokers, financial advisers and other persons a commission of up to 4% of the purchase price for Class B shares, up to 2% of the purchase price for Class C shares and a finder's fee for Class A or Class Z shares from their own resources based on a percentage of the net asset value of shares sold or otherwise.

CLASS B SHARES CONVERT TO CLASS A SHARES AFTER APPROXIMATELY SEVEN YEARS
If you buy Class B shares and hold them for approximately seven years, we will automatically convert them into Class A shares without charge. At that time, we will also convert any Class B shares that you purchased with reinvested dividends and other distributions. Since the 12b-1 fees for Class A shares are lower than for Class B shares, converting to Class A shares lowers your Fund expenses.
    When we do the conversion, you will get fewer Class A shares than the number of converted Class B shares if the price of the Class A shares is higher than the price of Class B shares. The total dollar value will be the same, so you will not have lost any money by getting fewer Class A shares. We do the conversions quarterly, not on the anniversary date of your purchase. For more information, see the SAI, "Purchase, Redemption and Pricing of Fund Shares--Conversion Feature--Class B Shares."
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24  PRUDENTIAL UTILITY FUND                                [LOGO] (800) 225-1852

HOW TO BUY, SELL AND
EXCHANGE SHARES OF THE FUND
------------------------------------------------

STEP 3: UNDERSTANDING THE PRICE YOU'LL PAY
The price you pay for each share of the Fund is based on the share value. The share value of a mutual fund--known as the NET ASSET VALUE or NAV--is determined by a simple calculation: it's the total value of the Fund (assets minus liabilities) divided by the total number of shares outstanding. For example, if the value of the investments held by Fund XYZ (minus its liabilities) is $1,000 and there are 100 shares of Fund XYZ owned by shareholders, the price of one share of the fund--or the NAV--is $10 ($1,000 divided by 100). Portfolio securities are valued based upon market quotations or, if not readily available, at fair value as determined in good faith under procedures established by the Company's Board. Most national newspapers report the NAVs of most mutual funds, which allows investors to check the price of mutual funds daily.
    We determine the NAV of our shares once each business day at 4:15 p.m. New York time on days that the New York Stock Exchange (NYSE) is open for trading. The NYSE is closed on most national holidays and Good Friday. Because the Fund invests in foreign securities, its NAV can change on days when you cannot buy or sell shares. We do not determine the NAV on days when we have not received any orders to purchase, sell or exchange Fund shares, or when changes in the value of the Fund's portfolio do not materially affect the NAV.

WHAT PRICE WILL YOU PAY FOR SHARES OF THE FUND?
For Class A and Class C shares, you'll pay the public offering price, which is the NAV next determined after we receive your order to purchase, plus an initial sales charge (unless you're entitled to a waiver). For Class B and Class Z shares, you will pay the NAV next determined after we receive your order to purchase (remember, there are no up-front sales charges for these share classes). Your broker may charge you a separate or additional fee for purchases of shares.

-------------------------------------------------------------------
MUTUAL FUND SHARES
The NAV of mutual fund shares changes every day because the value of a fund's portfolio changes constantly. For example, if Fund XYZ holds ACME Corp. stock in its portfolio and the price of ACME stock goes up, while the value of the fund's other holdings remains the same and expenses don't change, the NAV of Fund XYZ will increase.
-------------------------------------------------------------------
--------------------------------------------------------------------------------
                                                                              25

HOW TO BUY, SELL AND
EXCHANGE SHARES OF THE FUND
------------------------------------------------

STEP 4: ADDITIONAL SHAREHOLDER SERVICES
As a Fund shareholder, you can take advantage of the following services and privileges:

AUTOMATIC REINVESTMENT. As we explained in the "Fund Distributions and Tax Issues" section, the Fund pays out--or distributes--its net investment income and capital gains to all shareholders. For your convenience, we will automatically reinvest your distributions in the Fund at NAV without any sales charge. If you want your distributions paid in cash, you can indicate this preference on your application, notify your broker or notify the Transfer Agent in writing (at the address below) at least five business days before the date we determine who receives dividends.

PRUDENTIAL MUTUAL FUND SERVICES LLC
ATTN: ACCOUNT MAINTENANCE
P.O. BOX 8159
PHILADELPHIA, PA 19101

AUTOMATIC INVESTMENT PLAN. You can make regular purchases of the Fund for as little as $50 by having the funds automatically withdrawn from your bank or brokerage account at specified intervals.

RETIREMENT PLAN SERVICES. Prudential offers a wide variety of retirement plans for individuals and institutions, including large and small businesses. For information on IRAs, including Roth IRAs or SEP-IRAs for a one-person business, please contact your financial adviser. If you are interested in opening a 401(k) or other company-sponsored retirement plan (SIMPLES, SEP plans, Keoghs, 403(b) plans, pension and profit-sharing plans), your financial adviser will help you determine which retirement plan best meets your needs. Complete instructions about how to establish and maintain your plan and how to open accounts for you and your employees will be included in the retirement plan kit you receive in the mail.

THE PRUTECTOR PROGRAM. Optional group term life insurance--which protects the value of your Prudential mutual fund investment for your beneficiaries against market declines--is available to investors who purchase their shares through Prudential. Eligible investors who apply for PruTector coverage after the initial 6-month enrollment period will need to provide satisfactory
-------------------------------------------------------------------
26  PRUDENTIAL UTILITY FUND                                [LOGO] (800) 225-1852

HOW TO BUY, SELL AND
EXCHANGE SHARES OF THE FUND
------------------------------------------------

evidence of insurability. This insurance is subject to other restrictions and is not available in all states.

SYSTEMATIC WITHDRAWAL PLAN. A systematic withdrawal plan is available that will provide you with monthly, quarterly, semi-annual or annual redemption checks. Remember, the sale of Class B and Class C shares may be subject to a CDSC.

REPORTS TO SHAREHOLDERS. Every year we will send you an annual report (along with an updated prospectus) and a semi-annual report, which contain important financial information about the Fund. To reduce Fund expenses, we will send one annual shareholder report, one semi-annual shareholder report and one annual prospectus per household, unless you instruct us or your broker otherwise.

HOW TO SELL YOUR SHARES
You can sell your shares of the Fund for cash (in the form of a check) at any time, subject to certain restrictions.
    When you sell shares of the Fund--also known as redeeming your shares--the price you will receive will be the NAV next determined after the Transfer Agent, the Distributor or your broker receives your order to sell. If your broker holds your shares, your broker must receive your order to sell by 4:15 p.m. New York time to process the sale on that day. Otherwise contact:

PRUDENTIAL MUTUAL FUND SERVICES LLC
ATTN: REDEMPTION SERVICES
P.O. BOX 8149
PHILADELPHIA, PA 19101

    Generally, we will pay you for the shares that you sell within seven days after the Transfer Agent, the Distributor or your broker receives your sell order. If you hold shares through a broker, payment will be credited to your account. If you are selling shares you recently purchased with a check, we may delay sending you the proceeds until your check clears, which can take up to 10 days from the purchase date. You can avoid delay if you purchase shares by wire, certified check or cashier's check. Your broker may charge you a separate or additional fee for sales of shares.
--------------------------------------------------------------------------------
                                                                              27

HOW TO BUY, SELL AND
EXCHANGE SHARES OF THE FUND
------------------------------------------------

RESTRICTIONS ON SALES

There are certain times when you may not be able to sell shares of the Fund, or when we may delay paying you the proceeds from a sale. As permitted by the Securities and Exchange Commission, this may happen during unusual market conditions or emergencies when the Fund can't determine the value of its assets or sell its holdings. For more information, see the SAI, "Purchase, Redemption and Pricing of Fund Shares--Sale of Shares."

    If you are selling more than $100,000 of shares, you want the redemption proceeds payable to or sent to someone or some place that is not in our records or you are a business or a trust and you hold your shares directly with the Transfer Agent, you will need to have the signature on your sell order signature guaranteed by an "eligible guarantor institution." An "eligible guarantor institution" includes any bank, broker-dealer or credit union. For more information, see the SAI, "Purchase, Redemption and Pricing of Fund Shares--Sale of Shares--Signature Guarantee."

CONTINGENT DEFERRED SALES CHARGE (CDSC)
If you sell Class B shares within six years of purchase or Class C shares within 18 months of purchase (one year for Class C shares purchased before November 2, 1998), you will have to pay a CDSC. To keep the CDSC as low as possible, we will sell amounts representing shares in the following order:
     -- Amounts representing shares you purchased with reinvested dividends and distributions
     -- Amounts representing the increase in NAV above the total amount of payments for shares made during the past six years for Class B shares (five years for Class B shares purchased before January 22, 1990) and 18 months for Class C shares (one year for Class C shares purchased before November 2, 1998)
     -- Amounts representing the cost of shares held beyond the CDSC period (six years for Class B shares and 18 months for Class C shares)
     -- Amounts representing the cost of shares acquired prior to July 1, 1985.

    Since shares that fall into any of the categories listed above are not subject to the CDSC, selling them first helps you to avoid--or at least minimize--the CDSC.
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28  PRUDENTIAL UTILITY FUND                                [LOGO] (800) 225-1852

HOW TO BUY, SELL AND
EXCHANGE SHARES OF THE FUND
------------------------------------------------

    Having sold the exempt shares first, if there are any remaining shares that are subject to the CDSC, we will apply the CDSC to amounts representing the cost of shares held for the longest period of time within the applicable CDSC period.
    As we noted before in the "Share Class Comparison" chart, the CDSC for Class B shares is 5% in the first year, 4% in the second, 3% in the third, 2% in the fourth and 1% in the fifth and sixth years. The rate decreases on the first day of the month following the anniversary date of your purchase, not on the anniversary date itself. The CDSC is 1% for Class C shares--which is applied to shares sold within 18 months of purchase (one year for Class C shares purchased before November 2, 1998). For both Class B and Class C shares, the CDSC is calculated based on the lesser of the original purchase price or the redemption proceeds. For purposes of determining how long you've held your shares, all purchases during the month are grouped together and considered to have been made on the last day of the month.
    The holding period for purposes of determining the applicable CDSC will be calculated from the first day of the month after initial purchase, excluding any time shares were held in a money market fund.

WAIVER OF THE CDSC--CLASS B SHARES
The CDSC will be waived if the Class B shares are sold:

     -- After a shareholder is deceased or disabled (or, in the case of a trust account, the death or disability of the grantor). This waiver applies to individual shareholders, as well as shares held in joint tenancy, provided the shares were purchased before the death or disability

     -- To provide for certain distributions--made without IRS penalty--from a tax-deferred retirement plan, IRA or Section 403(b) custodial account

     --    On certain sales effected through a Systematic Withdrawal Plan.

    For more information on the above and other waivers, see the SAI, "Purchase, Redemption and Pricing of Fund Shares--Waiver of Contingent Deferred Sales Charge--Class B Shares."
--------------------------------------------------------------------------------
                                                                              29

HOW TO BUY, SELL AND
EXCHANGE SHARES OF THE FUND
------------------------------------------------

WAIVER OF THE CDSC--CLASS C SHARES
BENEFIT PLANS. The CDSC will be waived for purchases by certain group retirement plans for which Prudential or brokers not affiliated with Prudential provide administrative or recordkeeping services. The CDSC also will be waived for certain redemptions by benefit plans sponsored by Prudential and its affiliates. For more information, call Prudential at (800) 353-2847.

REDEMPTION IN KIND
If the sales of Fund shares you make during any 90-day period reach the lesser of $250,000 or 1% of the value of the Fund's net assets, we can then give you securities from the Fund's portfolio instead of cash. If you want to sell the securities for cash, you would have to pay the costs charged by a broker.

SMALL ACCOUNTS
If you make a sale that reduces your account value to less than $500, we may sell the rest of your shares (without charging any CDSC) and close your account. We would do this to minimize the Fund's expenses paid by other shareholders. We will give you 60 days' notice, during which time you can purchase additional shares to avoid this action. This involuntary sale does not apply to shareholders who own their shares as part of a 401(k) plan, an IRA or some other qualified or tax-deferred plan or account.

90-DAY REPURCHASE PRIVILEGE
After you redeem your shares, you have a 90-day period during which you may reinvest any of the redemption proceeds in shares of the same Fund and account without paying an initial sales charge. Also, if you paid a CDSC when you redeemed your shares, we will credit your new account with the appropriate number of shares to reflect the amount of the CDSC you paid. In order to take advantage of this one-time privilege, you must notify the Transfer Agent or your broker at the time of the repurchase. See the SAI, "Purchase, Redemption and Pricing of Fund Shares--Sale of Shares."
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30  PRUDENTIAL UTILITY FUND                                [LOGO] (800) 225-1852

HOW TO BUY, SELL AND
EXCHANGE SHARES OF THE FUND
------------------------------------------------

RETIREMENT PLANS
To sell shares and receive a distribution from a retirement account, call your broker or the Transfer Agent for a distribution request form. There are special distribution and income tax withholding requirements for distributions from retirement plans and you must submit a withholding form with your request to avoid delay. If your retirement plan account is held for you by your employer or plan trustee, you must arrange for the distribution request to be signed and sent by the plan administrator or trustee. For additional information, see the SAI.

HOW TO EXCHANGE YOUR SHARES
You can exchange your shares of the Fund for shares of the same class in certain other Prudential mutual funds--including certain money market funds--if you satisfy the minimum investment requirements. For example, you can exchange
Class A shares of the Fund for Class A shares of another Prudential mutual fund, but you can't exchange Class A shares for Class B, Class C or Class Z shares. Class B and Class C shares may not be exchanged into money market funds other than Prudential Special Money Market Fund, Inc. After an exchange, at redemption the CDSC will be calculated from the first day of the month after initial purchase, excluding any time shares were held in a money market fund. We may change the terms of the exchange privilege after giving you 60 days' notice.
    If you hold shares through a broker, you must exchange shares through your broker. Otherwise contact:

PRUDENTIAL MUTUAL FUND SERVICES LLC
ATTN: EXCHANGE PROCESSING
P.O. BOX 8157
PHILADELPHIA, PA 19101

    There is no sales charge for such exchanges. However, if you exchange--and then sell--Class B shares within approximately six years of your original purchase or Class C shares within 18 months of your original purchase, you must still pay the applicable CDSC. If you have exchanged Class B or Class C shares into a money market fund, the time you hold the shares in the money market account will not be counted in calculating the required holding period for CDSC liability.
--------------------------------------------------------------------------------
                                                                              31

HOW TO BUY, SELL AND
EXCHANGE SHARES OF THE FUND
------------------------------------------------

    Remember, as we explained in the section entitled "Fund Distributions and Tax Issues--If You Sell or Exchange Your Shares," exchanging shares is considered a sale for tax purposes. Therefore, if the shares you exchange are worth more than the amount that you paid for them, you may have to pay capital gains tax. For additional information about exchanging shares, see the SAI, "Shareholder Investment Account--Exchange Privilege."
    If you own Class B or Class C shares and qualify to purchase Class A shares without paying an initial sales charge, we will automatically exchange your Class B or Class C shares which are not subject to a CDSC for Class A shares. We make such exchanges on a quarterly basis if you qualify for this exchange privilege. We have obtained a legal opinion that this exchange is not a "taxable event" for federal income tax purposes. This opinion is not binding on the IRS.

FREQUENT TRADING

Frequent trading of Fund shares in response to short-term fluctuations in the market--also known as "market timing"--may make it very difficult to manage the Fund's investments. When market timing occurs, the Fund may have to sell portfolio securities to have the cash necessary to redeem the market timer's shares. This can happen at a time when it is not advantageous to sell any securities, so the Fund's performance may be hurt. When large dollar amounts are involved, market timing can also make it difficult to use long-term investment strategies because we cannot predict how much cash the Fund will have to invest. When, in our opinion, such activity would have a disruptive effect on portfolio management, the Fund reserves the right to refuse purchase orders and exchanges into the Fund by any person, group or commonly controlled account. The decision may be based upon dollar amount, volume or frequency of trading. The Fund will notify a market timer of rejection of an exchange or purchase order. If the Fund allows a market timer to trade Fund shares, it may require the market timer to enter into a written agreement to follow certain procedures and limitations.


TELEPHONE REDEMPTIONS OR EXCHANGES
You may redeem or exchange your shares in any amount by calling the Fund at
(800) 225-1852. In order to redeem or exchange your shares by
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32  PRUDENTIAL UTILITY FUND                                [LOGO] (800) 225-1852

HOW TO BUY, SELL AND
EXCHANGE SHARES OF THE FUND
------------------------------------------------

telephone, you must call the Fund before 4:15 p.m. New York time. You will receive a redemption or exchange amount based on that day's NAV.
    The Fund's Transfer Agent will record your telephone instructions and request specific account information before redeeming or exchanging shares. The Fund will not be liable if it follows instructions that it reasonably believes are made by the shareholder. If the Fund does not follow reasonable procedures, it may be liable for losses due to unauthorized or fraudulent telephone instructions.
    In the event of drastic economic or market changes, you may have difficulty in redeeming or exchanging your shares by telephone. If this occurs, you should consider redeeming or exchanging your shares by mail or through your broker.
    The telephone redemption or exchange privilege may be modified or terminated at any time. If this occurs, you will receive a written notice from the Fund.
--------------------------------------------------------------------------------
                                                                              33

FINANCIAL HIGHLIGHTS
-------------------------------------


The financial highlights will help you evaluate the Fund's financial performance for the six most recent fiscal periods. The TOTAL RETURN in each chart represents the rate that a shareholder earned on an investment in that share class of the Fund, assuming reinvestment of all dividends and other distributions. The information is for each share class for the periods indicated.

    Review each chart with the financial statements and report of independent accountants, which appear in the annual report and the SAI and are available upon request. Additional performance information for each share class is contained in the annual report, which you can receive at no charge.

CLASS A SHARES

The financial highlights were audited by PricewaterhouseCoopers LLP, independent accountants, whose report was unqualified.


 CLASS A SHARES (FISCAL PERIODS ENDED 11-30(a))


PER SHARE OPERATING PERFORMANCE      2000(c)          1999(c)        1998(c)        1997(c)        1996(c)          1995
 NET ASSET VALUE, BEGINNING OF
  PERIOD                                 $11.02           $12.06         $12.33        $10.88          $9.87           $8.27
 INCOME FROM INVESTMENT
  OPERATIONS:
 Net investment income                      .29              .27            .30           .34            .32             .30
 Net realized and unrealized
  gains (losses) on investment
  and foreign currency
  transactions                             2.85              .14            .69          2.53           1.80            1.79
 TOTAL FROM INVESTMENT
  OPERATIONS                               3.14              .41            .99          2.87           2.12            2.09
----------------------------------------------------------------------------------------------------------------------------
 LESS DISTRIBUTIONS:
 Dividends from net investment
  income                                   (.21)            (.27)          (.32)         (.32)          (.32)           (.30)
 Distributions in excess of net
  investment income                          --             (.03)            --            --             --              --
 Distributions from net
  realized gains                           (.21)           (1.15)          (.94)        (1.10)          (.79)           (.19)
 TOTAL DISTRIBUTIONS                       (.42)           (1.45)         (1.26)        (1.42)         (1.11)           (.49)
 NET ASSET VALUE, END OF PERIOD          $13.74           $11.02         $12.06        $12.33         $10.88           $9.87
 TOTAL RETURN(b)                         28.85%            3.64%          7.98%        27.77%         22.09%          25.74%
----------------------------------------------------------------------------------------------------------------------------
 RATIOS/SUPPLEMENTAL DATA                  2000             1999           1998          1997           1996            1995
----------------------------------------------------------------------------------------------------------------------------
 NET ASSETS, END OF PERIOD
  (000,000)                              $3,348           $2,440         $2,741        $2,583         $2,023          $1,709
 Average net assets (000,000)            $3,011           $2,691         $2,652        $2,201         $1,786          $1,440
 RATIOS TO AVERAGE NET ASSETS:
 Expenses, including
  distribution and service
  (12b-1) fees(d)                          .79%             .78%(e)         .78%         .82%           .86%            .88%
 Expenses, excluding
  distribution and service
  (12b-1) fees                             .54%             .53%(e)         .53%         .57%           .61%            .63%
 Net investment income                    2.30%            2.45%(e)        2.43%        2.95%          3.10%           3.12%
 FOR CLASS A, B, C AND Z
  SHARES:
 Portfolio turnover rate                    31%              19%            17%           15%            17%             14%



(a) FISCAL PERIODS BEFORE 1999 ENDED ON DECEMBER 31. INFORMATION FOR 1999 IS FOR 11 MONTHS.
(b) TOTAL RETURN DOES NOT CONSIDER THE EFFECTS OF SALES LOADS. TOTAL RETURN IS CALCULATED ASSUMING A PURCHASE ON THE FIRST DAY AND A SALE ON THE LAST DAY OF EACH PERIOD REPORTED AND INCLUDES DIVIDENDS AND DISTRIBUTIONS. TOTAL RETURNS FOR PERIODS LESS THAN ONE FULL YEAR ARE NOT ANNUALIZED.
(c)  CALCULATED BASED UPON WEIGHTED AVERAGE SHARES OUTSTANDING DURING THE
     PERIOD.
(d) THE DISTRIBUTOR OF THE FUND AGREED TO LIMIT ITS DISTRIBUTION AND SERVICE (12b-1) FEES TO .25 OF 1% OF THE AVERAGE DAILY NET ASSETS OF THE CLASS A SHARES.
(e)  ANNUALIZED.



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34  PRUDENTIAL UTILITY FUND                                [LOGO] (800) 225-1852

FINANCIAL HIGHLIGHTS
------------------------------------------------

CLASS B SHARES

The financial highlights were audited by PricewaterhouseCoopers LLP, independent accountants, whose report was unqualified.


 CLASS B SHARES (FISCAL PERIODS ENDED 11-30(a))


PER SHARE OPERATING PERFORMANCE         2000(c)         1999(c)          1998(c)       1997(c)       1996(c)        1995
 NET ASSET VALUE, BEGINNING OF
  PERIOD                                   $11.02           $12.05          $12.32        $10.88         $9.87         $8.26
 INCOME FROM INVESTMENT OPERATIONS:
 Net investment income                        .21              .19             .21           .25           .24           .22
 Net realized and unrealized gains
  (losses) on investment and
  foreign currency transactions              2.83              .13             .69          2.53          1.80          1.80
 TOTAL FROM INVESTMENT OPERATIONS            3.04              .32             .90          2.78          2.04          2.02
----------------------------------------------------------------------------------------------------------------------------
 LESS DISTRIBUTIONS:
 Dividends from net investment
  income                                     (.14)            (.19)           (.23)         (.24)         (.24)         (.22)
 Distributions in excess of net
  investment income                            --             (.01)             --            --            --            --
 Distributions from net realized
  gains                                      (.21)           (1.15)           (.94)        (1.10)         (.79)         (.19)
 TOTAL DISTRIBUTIONS                         (.35)           (1.35)          (1.17)        (1.34)        (1.03)         (.41)
 NET ASSET VALUE, END OF PERIOD            $13.71           $11.02          $12.05        $12.32        $10.88         $9.87
 TOTAL RETURN(b)                           27.81%            2.98%           7.18%        26.80%        21.16%        24.80%
----------------------------------------------------------------------------------------------------------------------------
 RATIOS/SUPPLEMENTAL DATA                    2000             1999            1998          1997          1996          1995
----------------------------------------------------------------------------------------------------------------------------
 NET ASSETS, END OF PERIOD
  (000,000)                                  $917           $1,306          $1,990        $2,132        $2,137        $2,355
 Average net assets (000,000)              $1,123           $1,691          $2,120        $2,059        $2,184        $2,450
 RATIOS TO AVERAGE NET ASSETS:
 Expenses, including distribution
  and service (12b-1) fees                  1.54%          1.53%(c)          1.53%         1.57%         1.61%         1.63%
 Expenses, excluding distribution
  and service (12b-1) fees                   .54%           .53%(c)           .53%          .57%          .61%          .63%
 Net investment income                      1.63%          1.71%(c)          1.67%         2.20%         2.35%         2.37%



(a) FISCAL YEARS BEFORE 1999 ENDED ON DECEMBER 31. INFORMATION FOR 1999 IS FOR 11 MONTHS.
(b) TOTAL RETURN DOES NOT CONSIDER THE EFFECTS OF SALES LOADS. TOTAL RETURN IS CALCULATED ASSUMING A PURCHASE ON THE FIRST DAY AND A SALE ON THE LAST DAY OF EACH PERIOD REPORTED AND INCLUDES REINVESTMENT OF DIVIDENDS AND DISTRIBUTIONS. TOTAL RETURNS FOR PERIODS LESS THAN ONE FULL YEAR ARE NOT ANNUALIZED.
(c)  CALCULATED BASED UPON WEIGHTED AVERAGE SHARES OUTSTANDING DURING THE
     PERIOD.
(d)  ANNUALIZED.



--------------------------------------------------------------------------------
                                                                              35

FINANCIAL HIGHLIGHTS
------------------------------------------------

CLASS C SHARES

The financial highlights were audited by PricewaterhouseCoopers LLP, independent accountants, whose report was unqualified.


 CLASS C SHARES (FISCAL PERIODS ENDED 11-30(a))


PER SHARE OPERATING PERFORMANCE         2000(d)          1999(d)          1998(d)        1997(d)        1996(d)        1995
 NET ASSET VALUE, BEGINNING OF
  PERIOD                                    $11.02           $12.05           $12.32         $10.88         $9.87         $8.26
 INCOME FROM INVESTMENT OPERATIONS:
 Net investment income                         .19              .19              .21            .25           .24           .22
 Net realized and unrealized gains
  (losses) on investment and
  foreign currency transactions               2.85              .13              .69           2.53          1.80          1.80
 TOTAL FROM INVESTMENT OPERATIONS             3.04              .32              .90           2.78          2.04          2.02
-------------------------------------------------------------------------------------------------------------------------------
 LESS DISTRIBUTIONS:
 Dividends from net investment
  income                                      (.14)            (.19)            (.23)          (.24)         (.24)         (.22)
 Distributions in excess of net
  investment income                             --             (.01)              --             --            --            --
 Distributions from net realized
  gains                                       (.21)           (1.15)            (.94)         (1.10)         (.79)         (.19)
 TOTAL DISTRIBUTIONS                          (.35)           (1.35)           (1.17)         (1.34)        (1.03)         (.41)
 NET ASSET VALUE, END OF PERIOD             $13.71           $11.02           $12.05         $12.32        $10.88         $9.87
 TOTAL RETURN(b)                            27.81%            2.98%            7.18%         26.80%        21.16%        24.80%
-------------------------------------------------------------------------------------------------------------------------------
 RATIOS/SUPPLEMENTAL DATA                     2000             1999             1998           1997          1996          1995
-------------------------------------------------------------------------------------------------------------------------------
 NET ASSETS, END OF PERIOD (000)           $35,725          $20,550          $27,072        $13,490        $6,001        $3,455
 Average net assets (000)                  $24,061          $24,448          $20,309         $9,424        $4,517        $2,181
 RATIOS TO AVERAGE NET ASSETS:
 Expenses, including distribution
  fees                                       1.54%            1.53%(c)         1.53%          1.57%         1.61%         1.63%
 Expenses, excluding distribution
  fees                                        .54%             .53%(c)          .53%           .57%          .61%          .63%
 Net investment income                       1.54%            1.71%(c)         1.71%          2.20%         2.35%         2.37%



(a) FISCAL PERIODS BEFORE 1999 ENDED ON DECEMBER 31. INFORMATION FOR 1999 IS FOR 11 MONTHS.
(b) TOTAL RETURN DOES NOT CONSIDER THE EFFECTS OF SALES LOADS. TOTAL RETURN IS CALCULATED ASSUMING A PURCHASE ON THE FIRST DAY AND A SALE ON THE LAST DAY OF EACH PERIOD REPORTED AND INCLUDES REINVESTMENT OF DIVIDENDS AND DISTRIBUTIONS. TOTAL RETURNS FOR PERIODS LESS THAN ONE FULL YEAR ARE NOT ANNUALIZED.
(c)  ANNUALIZED.
(d)  CALCULATED BASED UPON WEIGHTED AVERAGE SHARES OUTSTANDING DURING THE
     PERIOD.



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36  PRUDENTIAL UTILITY FUND                                [LOGO] (800) 225-1852

FINANCIAL HIGHLIGHTS
------------------------------------------------

CLASS Z SHARES

The financial highlights were audited by PricewaterhouseCoopers LLP, independent accountants, whose report was unqualified.


 CLASS Z SHARES (FISCAL PERIODS ENDED 11-30(a))


PER SHARE OPERATING PERFORMANCE              2000(e)        1999(e)          1998(e)        1997(e)      1996(b),(e)
 NET ASSET VALUE, BEGINNING OF PERIOD            $11.02         $12.07           $12.34         $10.88         $10.05
 INCOME FROM INVESTMENT OPERATIONS:
 Net investment income                              .31            .30              .34            .36            .29
 Net realized and unrealized gains on
  investment and foreign currency
  transactions                                     2.87            .13              .69           2.54           1.67
 TOTAL FROM INVESTMENT OPERATIONS                  3.18            .43             1.03           2.90           1.96
---------------------------------------------------------------------------------------------------------------------
 LESS DISTRIBUTIONS:
 Dividends from net investment income              (.23)          (.30)            (.36)          (.34)          (.34)
 Distributions in excess of net
  investment income                                  --           (.03)              --             --             --
 Distributions from net realized gains             (.21)         (1.15)            (.94)         (1.10)          (.79)
 TOTAL DISTRIBUTIONS                               (.44)         (1.48)           (1.30)         (1.44)         (1.13)
 NET ASSET VALUE, END OF PERIOD                  $13.76         $11.02           $12.07         $12.34         $10.88
 TOTAL RETURN(c)                                 29.13%          3.91%            8.24%         28.15%         20.11%
---------------------------------------------------------------------------------------------------------------------
 RATIOS/SUPPLEMENTAL DATA                          2000           1999             1998           1997         1996(b)
---------------------------------------------------------------------------------------------------------------------
 NET ASSETS, END OF PERIOD (000)                $66,422        $35,201          $46,642        $41,904        $34,446
 Average net assets (000)                       $48,486        $42,002          $46,093        $35,994        $34,291
 RATIOS TO AVERAGE NET ASSETS:
 Expenses, including distribution fees             .54%           .53%(d)          .53%           .57%           .61%(d)
 Expenses, excluding distribution fees             .54%           .53%(d)          .53%           .57%           .61%(d)
 Net investment income                            2.51%          2.70%(d)         2.68%          3.20%          3.35%(d)



(a) FISCAL PERIODS BEFORE 1999 ENDED ON DECEMBER 31. INFORMATION FOR 1999 IS FOR 11 MONTHS.
(b) INFORMATION SHOWN IS FOR THE PERIOD 3-1-96 (WHEN CLASS Z SHARES WERE FIRST OFFERED) THROUGH 12-31-96.
(c) TOTAL RETURN DOES NOT CONSIDER THE EFFECTS OF SALES LOADS. TOTAL RETURN IS CALCULATED ASSUMING A PURCHASE ON THE FIRST DAY AND A SALE ON THE LAST DAY OF EACH PERIOD REPORTED AND INCLUDES REINVESTMENT OF DIVIDENDS AND DISTRIBUTIONS. TOTAL RETURNS FOR PERIODS OF LESS THAN ONE FULL YEAR ARE NOT ANNUALIZED.
(d)  ANNUALIZED.
(e)  CALCULATED BASED UPON WEIGHTED AVERAGE SHARES OUTSTANDING DURING THE
     PERIOD.



--------------------------------------------------------------------------------
                                                                              37

THE PRUDENTIAL MUTUAL FUND FAMILY
-------------------------------------

Prudential offers a broad range of mutual funds designed to meet your individual needs. For information about these funds, contact your financial adviser or call us at (800) 225-1852. Please read the prospectus carefully before you invest or send money.

STOCK FUNDS
PRUDENTIAL EQUITY FUND, INC.
PRUDENTIAL INDEX SERIES FUND
  PRUDENTIAL STOCK INDEX FUND
PRUDENTIAL REAL ESTATE SECURITIES FUND
PRUDENTIAL SECTOR FUNDS, INC.
  PRUDENTIAL FINANCIAL SERVICES FUND
  PRUDENTIAL HEALTH SCIENCES FUND
  PRUDENTIAL TECHNOLOGY FUND
  PRUDENTIAL UTILITY FUND
PRUDENTIAL SMALL COMPANY FUND, INC.
PRUDENTIAL TAX-MANAGED FUNDS
  PRUDENTIAL TAX-MANAGED EQUITY FUND
PRUDENTIAL TAX-MANAGED SMALL-CAP FUND, INC.
PRUDENTIAL 20/20 FOCUS FUND
PRUDENTIAL U.S. EMERGING GROWTH FUND, INC.
PRUDENTIAL VALUE FUND
THE PRUDENTIAL INVESTMENT PORTFOLIOS, INC.
  PRUDENTIAL JENNISON EQUITY OPPORTUNITY FUND
  PRUDENTIAL JENNISON GROWTH FUND
NICHOLAS-APPLEGATE FUND, INC.
  NICHOLAS-APPLEGATE GROWTH EQUITY FUND
TARGET FUNDS
  LARGE CAPITALIZATION GROWTH FUND
  LARGE CAPITALIZATION VALUE FUND
  SMALL CAPITALIZATION GROWTH FUND
  SMALL CAPITALIZATION VALUE FUND

ASSET ALLOCATION/BALANCED FUNDS
PRUDENTIAL DIVERSIFIED FUNDS
  CONSERVATIVE GROWTH FUND
  MODERATE GROWTH FUND
  HIGH GROWTH FUND
THE PRUDENTIAL INVESTMENT PORTFOLIOS, INC.
  PRUDENTIAL ACTIVE BALANCED FUND
GLOBAL FUNDS
GLOBAL STOCK FUNDS
PRUDENTIAL EUROPE GROWTH FUND, INC.
PRUDENTIAL NATURAL RESOURCES FUND, INC.
PRUDENTIAL PACIFIC GROWTH FUND, INC.
PRUDENTIAL WORLD FUND, INC.
  PRUDENTIAL GLOBAL GROWTH FUND
  PRUDENTIAL INTERNATIONAL VALUE FUND
  PRUDENTIAL JENNISON INTERNATIONAL GROWTH FUND
GLOBAL UTILITY FUND, INC.
TARGET FUNDS
  INTERNATIONAL EQUITY FUND

GLOBAL BOND FUND
PRUDENTIAL GLOBAL TOTAL RETURN FUND, INC.

---------------------------------------------------------------------------
38  PRUDENTIAL UTILITY FUND                                [LOGO] (800) 225-1852

-------------------------------------

BOND FUNDS
TAXABLE BOND FUNDS
PRUDENTIAL GOVERNMENT INCOME FUND, INC.
PRUDENTIAL HIGH YIELD FUND, INC.
PRUDENTIAL HIGH YIELD TOTAL RETURN FUND, INC.
PRUDENTIAL SHORT-TERM CORPORATE BOND FUND, INC.
  INCOME PORTFOLIO
PRUDENTIAL TOTAL RETURN BOND FUND, INC.
TARGET FUNDS
  TOTAL RETURN BOND FUND

TAX-EXEMPT BOND FUNDS
PRUDENTIAL CALIFORNIA MUNICIPAL FUND
  CALIFORNIA SERIES
  CALIFORNIA INCOME SERIES
PRUDENTIAL MUNICIPAL BOND FUND
  HIGH INCOME SERIES
  INSURED SERIES
PRUDENTIAL MUNICIPAL SERIES FUND
  FLORIDA SERIES
  NEW JERSEY SERIES
  NEW YORK SERIES
  PENNSYLVANIA SERIES
PRUDENTIAL NATIONAL MUNICIPALS FUND, INC.

MONEY MARKET FUNDS
TAXABLE MONEY MARKET FUNDS
CASH ACCUMULATION TRUST
  LIQUID ASSETS FUND
  NATIONAL MONEY MARKET FUND
PRUDENTIAL GOVERNMENT SECURITIES TRUST
  MONEY MARKET SERIES
  U.S. TREASURY MONEY MARKET SERIES
PRUDENTIAL MONEYMART ASSETS, INC.
PRUDENTIAL SPECIAL MONEY MARKET FUND, INC.
  MONEY MARKET SERIES

TAX-FREE MONEY MARKET FUNDS
PRUDENTIAL CALIFORNIA MUNICIPAL FUND
  CALIFORNIA MONEY MARKET SERIES
PRUDENTIAL MUNICIPAL SERIES FUND
  NEW JERSEY MONEY MARKET SERIES
  NEW YORK MONEY MARKET SERIES
PRUDENTIAL TAX-FREE MONEY FUND, INC.

COMMAND FUNDS
COMMAND GOVERNMENT FUND
COMMAND MONEY FUND
COMMAND TAX-FREE FUND

INSTITUTIONAL MONEY MARKET FUND
PRUDENTIAL INSTITUTIONAL LIQUIDITY PORTFOLIO, INC.

  INSTITUTIONAL MONEY MARKET SERIES



--------------------------------------------------------------------------------

                                     Notes


---------------------------------------------------------------------------

40  PRUDENTIAL UTILITY FUND                                [LOGO] (800) 225-1852

                                     Notes


--------------------------------------------------------------------------------

FOR MORE INFORMATION



Please read this prospectus before you invest in the Fund and keep it for future reference. For information or shareholder questions contact


PRUDENTIAL MUTUAL FUND SERVICES LLC
P.O. BOX 8098
PHILADELPHIA, PA 19101
(800) 225-1852
(732) 482-7555 (Calling from outside the U.S.)



Outside Brokers should contact

PRUDENTIAL INVESTMENT MANAGEMENT
SERVICES LLC
P.O. BOX 8310
PHILADELPHIA, PA 19101
(800) 778-8769

Visit Prudential's website at

http://www.prudential.com

Additional information about the Fund can be obtained without charge and can be found in the following documents

STATEMENT OF ADDITIONAL INFORMATION (SAI)
 (incorporated by reference into this prospectus)

ANNUAL REPORT
 (contains a discussion of the market conditions and investment strategies that significantly affected the Fund's performance during the last fiscal year)

SEMI-ANNUAL REPORT


You can also obtain copies of Fund documents from the Securities and Exchange Commission as follows

BY MAIL
Securities and Exchange Commission
Public Reference Section
Washington, DC 20549-0102
 (The SEC charges a fee to copy documents.)
BY ELECTRONIC REQUEST
publicinfo@sec.gov

IN PERSON

Public Reference Room in Washington, DC
 (For hours of operation, call
 1-202-942-8090)

VIA THE INTERNET
on the EDGAR Database at
http://www.sec.gov



CUSIP Numbers              NASDAQ Symbols



Class A Shares--74437K814      PRUAX



Class B Shares--74437K822      PRUTX



Class C Shares--74437K830      PCUFX



Class Z Shares--74437K848      PRUZX



Investment Company Act File No. 811-3175


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